Exhibit 10.91

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”), dated December , 2019 (the “Effective Date”) is entered into by Stancil & Co., a Texas corporation (“Sublandlord”), and Orbital Power, Inc., a Texas corporation (“Subtenant”).

RECITALS

A.     I&G 400 Canal, LLC, a Delaware limited liability company (“Original Owner”) and Sublandlord previously entered into a Lease Agreement dated January 18, 2012, and a First Amendment to Lease dated August 21, 2012 (collectively, the “Base Lease”), covering approximately 13,548 rentable square feet situated in Suite 700 (as more particularly described in the Base Lease, the “Base Lease Premises”), in the building known as Canal Centre located at 400 East Las Colinas Boulevard, Irving, TX 75039. A copy of the Base Lease is attached hereto as Exhibit A.

B.     Original Owner assigned its interest in the Base Lease to Canal Centre Investors, LLC, a Texas limited liability company (“Owner”), and Owner is the current owner of the Base Lease Premises.

C.     Subtenant desires to sublease a portion of the Base Lease Premises from Sublandlord upon the terms and conditions hereinafter set forth, subject to receipt of the express written consent of Owner to this Sublease.

The parties agree as follows:

Article I. Basic Information

Term	Definition
A. “Sublandlord”	STANCIL & CO., a Texas corporation
B. “Sublandlord’s Address”	400 E. Las Colinas Boulevard, Suite 700, Irving, TX 75039
C. “Subtenant”	ORBITAL POWER, INC., a Texas corporation
D. “Subtenant’s Address”	1924 Aldine Western Rd. Houston, TX 77038
E. “Owner”	CANAL CENTRE INVESTORS, LLC, a Texas limited liability company
F. “Owner’s Address”	1620 Ala Moana Blvd, Suite 510, Honolulu, HI 96815
G. “Base Lease Premises”	Suite 700, consisting of approximately 13,548 rentable square feet as depicted on Exhibit B-1 attached hereto
H. “Subleased Premises”	A portion of Suite 700, consisting of approximately 3,358 rentable square feet as depicted on Exhibit B-2 attached hereto

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I. “Building”	The building located at 400 E. Las Colinas Boulevard, Suite 700, Irving, TX 75039, commonly known as Canal Centre
J. “Rent Commencement Date”	Upon execution of this Sublease and receipt of Owner’s consent, which is estimated to be January 1, 2020.
K. “Expiration Date”	December 31, 2023
L. “Base Rent”	Pursuant to the chart set forth in Article V
M. “Security Deposit Amount”	Equal to first three (3) month’s Rent
N. “Permitted Use”	General office and for no other purpose.
O. “Subtenant’s Proportionate Share”	24.8%
P. “Expansion Premises”	A portion of Suite 700, consisting of approximately 210 rentable square feet as depicted on Exhibit B-3 attached hereto

The parties intend that this Sublease and the other Operative Documents share certain consistent terms and definitions. Those shared terms and definitions are set forth in Annex I attached to this Sublease. Annex I governs both this Sublease and the Operative Documents that incorporate it by reference.

Sublandlord leases the Subleased Premises to Subtenant for the Term, on and subject to the terms and conditions set forth in this Sublease, including without limitation, the receipt of Owner’s consent as required by Section 2.07.

Article II. Base Lease

Section 2.01 Subtenant’s Obligations. Subtenant hereby assumes and will timely perform all obligations that the “Tenant” under the Base Lease is obligated to perform with respect to the Subleased Premises during the Term as if Subtenant were the “Tenant” thereunder and as if Sublandlord were the “Landlord” thereunder, except as otherwise expressly provided herein. Subtenant will not be required to perform obligations that the “Tenant” under the Base Lease is required to perform before the Effective Date.

Section 2.02 Default Notices. Promptly upon receipt by Sublandlord, Sublandlord will forward to Subtenant a copy of each notice of default received by Sublandlord that relates to or might affect the Subleased Premises.

Section 2.03 Sublease Benefits. Sublandlord assigns the Sublease Benefits to Subtenant. However, Sublandlord will not be required to provide Sublease Benefits and Sublandlord will not be liable to Subtenant if Owner fails to provide Sublease Benefits. Subtenant will pay all costs of and relating to Sublease Benefits received by Subtenant, when and in the amounts set forth in the Base Lease. “Sublease Benefits” means the following goods and services provided by the “Landlord” under the Base Lease during the Term to the Subleased Premises: (a) utilities and services to be provided by Owner as “Landlord” under the Base Lease, (b) repairs, maintenance, and replacement of the Building or Base Lease Premises by the “Landlord” under the Base Lease, (c) changes required to cause the Base Lease Premises or Building to comply with Applicable Law, and (d) other actions with respect to the operation, administration, and control of the Building.

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Section 2.04 Consents. Subtenant may not take or fail to take an action or enter into an agreement that, if taken, not taken, or made by the “Tenant” under the Base Lease, would require the consent of Owner (a “Tenant Consent Matter”) without the consent of both Owner and Sublandlord. Upon Sublandlord’s receipt of a request by Subtenant describing a Tenant Consent Matter in reasonable detail, Sublandlord will request Owner’s consent to such Tenant Consent Matter. Subtenant will reimburse Sublandlord for any fee paid by Sublandlord to Owner or other costs in connection with such request for consent. With respect to each Tenant Consent Matter, (a) Sublandlord may withhold its consent in its sole discretion even if Owner grants its consent, (b) Subtenant will not directly request Owner’s consent, and (c) Sublandlord will not be required to respond to Subtenant’s request for consent unless and until Owner has given its consent.

Section 2.05 Sublease Subordinate. This Sublease is subject and subordinate to the Base Lease and to all leases, mortgages, deeds of trust, and other rights and encumbrances to which the Base Lease is subject or subordinate. Although this provision is self-operative, Subtenant will execute any instrument reasonably required by Sublandlord (or required of Sublandlord under the Base Lease) or Owner to confirm such subordination within 5 days after Sublandlord’s request or upon such earlier time if required by the Base Lease.

Section 2.06 Default by Owner. Sublandlord will not be liable to Subtenant for any Claim or Loss resulting from an Owner Default. “Owner Default” means a default by Owner under the Base Lease or Owner’s failure to perform any of its obligations under the Base Lease. Sublandlord has no corresponding obligation to Subtenant for any services or other obligations of Sublandlord under this Sublease. No Owner Default will excuse Subtenant from the performance of its obligations under this Sublease or entitle Subtenant to terminate this Sublease or reduce, abate, or offset any amount owing under this Sublease.

Section 2.07 Consent of Owner. This Sublease will not be effective unless and until Owner consents to this Sublease by signing the “Consent of Owner” attached to this Sublease. Subtenant will execute and deliver a consent agreement in any other form requested by Owner. Subtenant will promptly provide any financial or other information reasonably requested by Owner. If Owner’s consent is not received within 30 days after the Effective Date, either party may terminate this Agreement by notice to the other given prior to the receipt of Owner’s consent.

Article III. Premises

Section 3.01 Lease of Premises. Sublandlord leases the Subleased Premises to Subtenant and Subtenant leases the Subleased Premises from Sublandlord for the Term, on and subject to the covenants, terms, and conditions of this Sublease, including without limitation, Section 2.07 above.

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Section 3.02 Condition of Premises and Building; No Representations. Subtenant has inspected the Subleased Premises. Subtenant accepts the Subleased Premises in its current as-is condition. Except as expressly set forth in this Sublease, no Sublandlord Party has made and Sublandlord disclaims any representations or warranties about the following, and Subtenant waives each Claims or Losses against Sublandlord Parties that might arise out of the following: (x) whether the Subleased Premises comply with Applicable Law or applicable restrictive covenants (such as zoning and parking requirements) or whether the current use or Permitted Use of the Subleased Premises are permitted under Applicable Law or applicable restrictive covenants, (y) income to be derived from the Subleased Premises, and (z) the suitability, habitability, quality of construction or workmanship, merchantability, indoor air quality, lack of latent defects, or fitness for a particular purpose of the Subleased Premises, including all matters disclaimed by Owner or waived by Sublandlord in the Base Lease. Subtenant waives the implied warranty that the Subleased Premises is suitable for a particular purpose. Subtenant has executed this Sublease without relying on any statement, representation, or warranty made by a Sublandlord Party, broker, or other Person. Sublandlord will not be required to make any improvements or repairs to the Subleased Premises for the benefit of Subtenant.

Section 3.03 Shared Use. Subtenant and Sublandlord will commonly share the reception, executive board room and breakroom shown on Exhibit B-2. In the event that both parties desire to use the executive board room during the same time period, Sublandlord shall be given deference.

Section 3.04 Office Furniture. Sublandlord agrees to allow Subtenant the use of all office furniture in use at the Subleased Premises as of the Effective Date (the “Furniture”), throughout the duration of the Term. Subtenant acknowledges that it accepts the Furniture “as is,” “where is,” and “with all faults,” and Sublandlord makes no warranties of any kind or nature in connection therewith. Any and all repairs and maintenance of said Furniture shall be at Subtenant’s sole cost and expense. In the event Subtenant determines at any time during the Term that it will not use a piece of Furniture, it shall notify Sublandlord, who will collect the Furniture and store it in another location. Upon the expiration or earlier termination of this Sublease, Subtenant shall return all Furniture not previously removed by Sublandlord to Sublandlord, ordinary wear and tear excepted. Subtenant shall be responsible for the cost and expense to repair any Furniture that Sublandlord determines, in its reasonable discretion, is damaged beyond ordinary wear and tear. If Sublandlord determines in its reasonable discretion that any Furniture is damaged beyond repair, Subtenant shall be responsible for the full replacement cost of such Furniture.

Article IV. Term

Section 4.01 Term. “Term” means the period beginning on the Effective Date and ending on the Termination Date. “Termination Date” means the Expiration Date and if this Sublease terminates on another date in accordance with the terms of this Sublease or Applicable Law, will mean such other date. References in this Sublease to the termination of this Sublease include both expiration of the Term and termination of this Sublease before the Term expires.

Article V. Rent

Section 5.01 Base Rent. Subtenant promises to pay Base Rent to Sublandlord for the Term, in equal monthly installments, in the amounts shown below, commencing on the Rent Commencement Date and on the first day of each month thereafter. Base Rent for any partial month shall be prorated.

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Months	Base Rent per RSF	Annual Base Rent	Monthly Base Rent
1-12	$16.00	$53,728.00	$4,477.33
13-24	$16.50	$55,407.00	$4,617.25
25- Expiration Date	$17.00	$57,086.00	$4,757.16

Section 5.02 Additional Rent. Beginning on the Rent Commencement Date, and on the first day of each month thereafter during the Term, Subtenant shall pay Subtenant’s Proportionate Share of Excess Operating Costs due under the Base Lease (as defined in the Base Lease) in excess of a 2019 base year expense stop, in addition to (i) the actual cost of Subtenant’s electrical use at the Subleased Premises and (ii) Subtenant’s Proportionate Share of Sublandlord’s basic/routine telephone/fax/internet charges (as more particularly set forth below) (collectively, “Additional Rent”). The methodology for determining Excess Operating Cost escalations shall be as set forth in Section 4.2 of the Base Lease.

Section 5.03 Rent Defined. “Rent” means Base Rent, Additional Rent and charges, premiums, fees, interest, costs, and all other amounts (whether or not designated “rent”) that Subtenant is required to pay to Sublandlord, whether as reimbursement for costs incurred by Sublandlord, on account of Subtenant’s failure to perform an obligation or pay an amount owing under this Sublease, or otherwise pursuant to this Sublease. Subtenant will pay all Rent to Sublandlord when due, without demand, deduction, or setoff, at Sublandlord’s Address or such other address as Sublandlord may designate. All Rent is due on the date or within the time period required by this Sublease for such Rent or, if no date or time period is stated for an item or type of Rent, then within 5 days after notice or demand by Sublandlord.

Section 5.04 Telephone/Fax/Internet: Sublandlord agrees that Subtenant may utilize for its business purposes Sublandlord’s Equipment (as set forth on Exhibit C attached hereto), subject to the terms and limitations of Article 25 of the Base Lease. Subtenant agrees that it shall in no event have any greater rights than those granted to Sublandlord under such provisons. On behalf of Subtenant, Sublandlord shall pay the basic/routine telephone/fax/internet charges, excluding charges for long distance calls (which shall be payable at Subtenant’s sole cost and expense) in connection with Subtenant’s use of Sublandlord’s Equipment. Subtenant shall pay to Sublandlord as Additional Rent its Proportionate Share of such charges. Subtenant shall be solely responsible for any set-up costs for any additional telephone, internet or other telecommunications services other than those set forth on Exhibit C. Sublandlord shall have no obligation (i) to install any telecommunications equipment or facilities other than those provided for in this Section, (ii) to make available to Subtenant the services of any particular telecommunications provider, (iii) to allow any particular telecommunications provider access to the Building, or (iv) to continue to grant access to any telecommunications provider once such provider has been given access to the Building. Sublandlord may (but shall not have the obligation to): (x) install new telecommunications lines at the Subleased Premises, (y) create additional space for telecommunications lines at the Subleased Premises, and (z) adopt reasonable rules and regulations with respect to the telecommunications lines at the Subleased Premises. Subtenant acknowledges that (i) all uses of any telecommunications equipment (including Sublandlord’s’s Equipment) shall be subject to Article 25 of the Base Lease, (ii) Sublandlord shall not be liable for any interruptions in service, (iii) all telecommunication equipment and/or lines installed or in use at the Subleased Premises (including Sublandlord’s Equipment) shall not be removed by Subtenant at any time, (iv) Subtenant shall not make any additions or modifications to the Sublandlord’s Equipment without Sublandlord’s prior written consent, and (iv) in the event that Subtenant’s use of telecommunications equipment at the Subleased Premises causes interference with the telecommunications equipment used by other tenants in the Building, Subtenant shall cooperate with Sublandlord and other parties, to eliminate such interference promptly, as directed by Sublandlord or its agents.

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Section 5.05 Technical Support: Subtenant may utilize the services of Sublandlord’s IT system support provider (“IT Support”) on an as-available basis. Subtenant’s use of IT Support shall be restricted to service during normal business hours and shall be payable to Sublandlord at a rate of $70 per hour. Subtenant acknowledges that in all instances (unless otherwise consented to by Sublandlord), Sublandlord’s requests of IT Support shall take priority over those of Subtenant (in the reasonable discretion of the IT Support provider).

Article VI. Security Deposit

Section 6.01 Security Deposit. Contemporaneously with the execution of this Sublease, Subtenant shall pay to Sublandlord, in immediately available funds, the Security Deposit, which shall be held by Sublandlord without liability for interest and as security for the performance by Subtenant of its obligations under this Sublease. The Security Deposit is not an advance payment of Rent or a measure or limit of Sublandlord's damages upon an Event of Default. Sublandlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Subtenant was obligated, but failed, to perform hereunder if such failure continues beyond any applicable cure period otherwise provided herein. Following any such application of the Security Deposit, Subtenant shall pay to Sublandlord on demand the amount so applied in order to restore the Security Deposit to its original amount unless the demand is made after the Sublease is terminated or following its natural expiration. If Sublandlord transfers its interest in the Subleased Premises, then Sublandlord may assign the Security Deposit to the transferee and Sublandlord thereafter shall have no further liability for the return of the Security Deposit. Following the first 12 consecutive months of Subtenant’s timely Rent payments, and provided that an Event of Default has not occurred during said 12-month period, Sublandlord will return 50% of the Security Deposit to Subtenant. Within a reasonable time after the Term ends, provided Subtenant has performed all of its obligations hereunder, Sublandlord shall return to Subtenant the balance of the Security Deposit not applied to satisfy Subtenant's obligations and not returned to Subtenant pursuant to the terms of this Section 6.01.

Article VII. Use and Parking

Section 7.01 Use. Subtenant will use the Subleased Premises only for the purposes permitted by the Base Lease and for no other purposes and in accordance with Applicable Law. Sublandlord makes no representation or warranty that the Permitted Use set forth in Article I. Section N. is permitted by the Base Lease or Applicable Law.

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Section 7.02 Parking. Subtenant shall have the right to use up to 15 non-reserved parking spaces in Parking Area as defined in Exhibit F of the Base Lease (the “Parking Spaces”) so long as Owner provides Sublandlord such spaces. Subtenant shall comply with all parking rules and regulations defined in the Base Lease and shall deliver to Sublandlord a list of the automobile license numbers of Subtenant’s employees who will be using the Parking Spaces. Owner may make, modify and enforce rules and regulations relating to the parking of cars in the Parking Area, and Subtenant will abide by such rules and regulations. The driver of each car authorized to park in the Parking Area shall have the responsibility to park such car. Neither Sublandlord nor Owner shall be liable or responsible for any loss of or damage to any car or property therein or injury (fatal or non-fatal) to persons occurring within the Parking Area. Subtenant further agrees to notify each of Subtenant’s employees who will be using the Parking Spaces that Sublandlord is not responsible or liable for any loss of or damage to any car or property therein or injury (fatal or non-fatal) to persons occurring with the Parking Area and Subtenant agrees to Indemnify, defend and hold harmless each Sublandlord Party from or arising out of any loss or damage to any car or property thereon or injury (fatal or non-fatal) to any Subtenant Party or Subtenant’s invitees, employees, permitees, customers or guests within the Parking Area, EVEN IF THE SAME ARE CAUSED (OR ARE ALLEGED TO HAVE BEEN CAUSED) IN WHOLE OR IN PART BY ANY NEGLIGENCE OF ANY SUBLANDLORD PARTY. THE PARTIES STIPULATE THAT THE INDEMNITY PROVIDED FOR IN THIS PARAGRAPH SATISFIES THE CONSPICUOUSNESS REQUIREMENT AND EXPRESS NEGLIGENCE TEST WHICH ARE PART OF THE FAIR NOTICE DOCTRINE UNDER TEXAS LAW RELATING TO THE INDEMNIFICATION OBLIGATIONS OF A PARTY IN THE EVENT OF THE NEGLIGENCE OR TORTIOUS CONDUCT OF A PARTY BEING INDEMNIFIED.

Article VIII. Insurance and Indemnity

Section 8.01 Subtenant’s Insurance.     Subtenant will maintain all insurance that the “Tenant” under the Base Lease is required to carry. In addition to providing Owner with additional insured status as required under the Base Lease, Subtenant shall also provide Sublandlord with additional insured status. If pursuant to the Base Lease, Sublandlord is required to deliver evidence of insurance to Owner, Subtenant also will be required to deliver such evidence of insurance to Owner and any other Persons that are entitled to such evidence of insurance under the Base Lease.

Section 8.02 Waiver Of Claims – Casualty. Each party waives each Claim or Loss that may arise in its favor against the other party or the other party’s employees, owners, officers, or agents arising out of damage to or destruction of the waiving party’s property, to the extent (but only to the extent) that the waiving party either (a) is compensated by insurance or (b) would be covered by insurance had such party satisfied the insurance requirements in this Sublease. The waivers in this Section will apply EVEN IF THE RELEASED PARTY IS NEGLIGENT OR WOULD OTHERWISE BE STRICTLY LIABLE UNDER APPLICABLE LAW. Each party will provide a copy of this provision to its insurance company and request that its insurance company endorse its property insurance policy to waive subrogation to the extent that such waiver is not part of the base policy.

Section 8.03 Waiver of Claims – Other Matters. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord is not liable to Subtenant (or to any person or entity claiming by, through or under Subtenant) or to any other person and Subtenant hereby waives all claims or loss or damage to Subtenant’s business or loss or damage to Subtenant’s property, for any injury or damage to person or property due to: (1) the Building or related improvements or appurtenances being out of repair, or defects in or failure of pipes or wiring, or backing up of drains, or the bursting or leaking of pipes, faucets, and plumbing fixtures, or gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Subleased Premises, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUBLANDLORD, (2) any loss or damage caused by the acts or omissions of other tenants in the Building or of any other persons except the authorized employees and agents of Sublandlord; or (3) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, or order of governmental authority, or any other cause beyond the control of Sublandlord. All personal property at the Subleased Premises is at the sole risk of Subtenant. Further notwithstanding the foregoing or anything else to the contrary contained in this Sublease, the liability of Sublandlord to Subtenant for any default or indemnity by Sublandlord under this Sublease is limited to the interest of Sublandlord in the Base Lease Premises. Neither Sublandlord nor any Sublandlord Party has any personal liability for any amounts payable or obligations performable by Sublandlord under this Sublease. In no event shall Sublandlord or any Sublandlord Party be liable to Subtenant or any party claiming though Subtenant for any special, consequential or punitive damages.

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Section 8.04 Indemnity. Subtenant will Indemnify each Sublandlord Party against each Claim or Loss asserted against, incurred by, or suffered by a Sublandlord Party in connection with, arising out of, or based upon (in whole or in part) any bodily injury, death, or property damage that occurs in or results from an occurrence in the Subleased Premises or that arises out of a Subtenant Party’s use of the Subleased Premises or Building. The indemnities set forth in this Section 8.04 are subject to the waiver of claims set forth in Section 8.03.

Article IX. Assignment and Subletting

Section 9.01 Restrictions on Transfer. Without Sublandlord’s consent, which Sublandlord may grant or withhold in its sole discretion, Subtenant will not cause or permit a Transfer, whether voluntarily or by operation of law. “Transfer” means (a) the assignment of this Sublease or any interest in this Sublease, (b) the sublease of all or any part of the Subleased Premises, (c) the granting of a license, concession, or other right of occupancy, possession, or use of all or any part of the Subleased Premises, (d) a takeover or similar agreement whereby Subtenant’s obligations under this Sublease are assumed by another Person, (e) a mortgage, pledge, or other encumbrance of Subtenant’s interests in this Sublease, (f) the dissolution or reorganization of Subtenant or a Person that directly or indirectly Controls Subtenant (a “Parent Entity”), (g) the merger or consolidation of Subtenant or a Parent Entity with another Person, (h) the Person or Persons that own a majority of either the outstanding voting rights or the ownership interests of Subtenant or a Parent Entity on the Effective Date cease to own a majority of such voting rights or ownership interests, or (i) any transfer otherwise prohibited by the Base Lease.

Article X. Alterations

Section 10.01 Performance of Work. Subtenant will not make any alterations, installations, additions, or improvements in or to the Subleased Premises (the “Subtenant’s Improvements”) without first having obtained the consent or approval of Owner (if and to the extent required by the Base Lease) and Sublandlord. Sublandlord may withhold such consent or approval in its sole discretion. Subtenant’s Improvements shall be installed only (i) in accordance with plans and specifications which have been previously submitted to and approved in writing by Sublandlord, which consent may be withheld in Sublandlord’s sole discretion, and (ii) by contractor(s) previously approved in writing by Sublandlord. All alterations, additions, and improvements in connection with Subtenant’s Work shall be constructed, maintained, and used by Subtenant, at its risk and expense, in accordance with Applicable Law; Sublandlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Sublandlord, nor Sublandlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with Applicable Law, and Subtenant shall be solely responsible for ensuring all such compliance. Subtenant shall be fully responsible for the cost of any Subtenant’s Improvements and shall pay to Sublandlord a fee equal to 5% of the cost of Subtenant’s Work to compensate Sublandlord for the overhead and other costs it incurs in reviewing the plans and specifications and in monitoring the construction.

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Section 10.02 Repairs; Maintenance. Subtenant shall repair or replace, subject to Sublandlord’s direction and supervision, any damage to the Base Lease Premises or the Subleased Premises caused by any Subtenant Party. If Subtenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Sublandlord may make the same at Subtenant’s cost. If any such damage occurs outside of the Subleased Premises, then Sublandlord may elect to repair such damage at Subtenant’s expense, rather than having Subtenant repair such damage. The cost of all maintenance, repair or replacement work performed by Sublandlord under this Article X shall be paid by Subtenant to Sublandlord within 30 days after Sublandlord has invoiced Subtenant therefor.

Section 10.03 Insurance. Subtenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Sublandlord, Sublandlord’s property management company and Sublandlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Sublandlord may reasonably require. Subtenant shall provide Sublandlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Sublandlord may post on and about the Subleased Premises notices of non-responsibility pursuant to Applicable Law. All such work shall be performed in accordance with Applicable Law and in a good and workmanlike manner so as not to damage the Building (including the Base Lease Premises, the Subleased Premises, the Building’s structure and the Building’s systems). All such work which may affect the Building’s structure or the Building’s systems must be approved by the Building’s architect and engineer of record, at Subtenant’s expense and, at Sublandlord’s election, must be performed by Sublandlord’s usual contractor for such work.

Section 10.04 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Subtenant Party shall be deemed authorized and ordered by Subtenant only, and Subtenant shall not permit any mechanic’s liens to be filed against the Subleased Premises, the Base Lease Premises, or the Building in connection therewith. Upon completion of any such work, Subtenant shall deliver to Sublandlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Subtenant shall, within 10 days after Sublandlord has delivered notice of the filing thereof to Subtenant (or such earlier time period as may be necessary to prevent the forfeiture of the Subleased Premises, the Base Lease Premises, the Building or any interest of Sublandlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Sublandlord a bond or other security reasonably satisfactory to Sublandlord. If Subtenant fails to timely take either such action, then Sublandlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Subtenant to Sublandlord within 10 days after Sublandlord has invoiced Subtenant therefor. Sublandlord and Subtenant acknowledge and agree that their relationship is and shall be solely that of “landlord tenant” (thereby excluding a relationship of “owner contractor,” “owner agent” or other similar relationships). Subtenant shall have no authority to do any act or make any contract that may create or be the basis for any lien, mortgage or other encumbrance upon any interest of Sublandlord or Subtenant in the Subleased Premises, Base Lease Premises, or the Building. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Subtenant, any contractor or subcontractor of Subtenant or any other Subtenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Subleased Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Subtenant to obtain payment for same. Nothing herein shall be deemed a consent by Sublandlord to any liens being placed upon the Subleased Premises, the Base Lease Premises, the Building, or Sublandlord’s interest therein due to any work performed by or for Subtenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Sublandlord to reimburse Subtenant for any portion of the cost of such work. Subtenant shall defend, indemnify and hold harmless Sublandlord and its agents and representatives for, from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Subtenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Subtenant Party. This indemnity provision shall survive termination or expiration of this Sublease.

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Article XI. Financing

Section 11.01 Subordination. This Sublease is subject and subordinate to every mortgage, deed of trust, and other lien, as amended or extended, presently existing or hereafter placed on all or any part of the Building (each a “Security Instrument”). Without limiting the foregoing, Sublandlord may subordinate this Sublease to a Security Instrument hereafter placed on all or any part of the Building, and Subtenant will execute instruments evidencing such subordination as Sublandlord may request. A holder of a Security Instrument, however, may subordinate the Security Instrument that it holds to this Sublease.

Section 11.02 Estoppel. Within 3 days after request by Sublandlord or Owner, Subtenant will execute and deliver to Sublandlord an estoppel certificate (an “Estoppel Certificate”) addressed to Sublandlord, Owner and such other parties as Sublandlord designates in which Subtenant represents and warrants to such parties (a) the identity of Owner, Sublandlord, Subtenant, and this Sublease, (b) that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), (c) the Rent Commencement Date, the Term, the amount of Base Rent, Additional Rent, and other sums due by Subtenant under this Sublease, and the amount of any advance payments of Rent or deposits in the possession of Sublandlord, (d) that neither party is in default of any of its obligations under this Sublease (or if any party is in default, specifying such default), (e) such information that may be required by an estoppel certificate to be delivered by Sublandlord under the Base Lease and (f) such other information or confirmations as Sublandlord requires.

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Article XII. Default

Section 12.01 Defaults By Subtenant. Each of the following occurrences will constitute an event of default by Subtenant under this Sublease (an “Event of Default”):

(a)     Monetary Defaults. Subtenant fails to pay any amount of Rent when due.

(b)    Failure to Perform Defaults. Except for a failure covered by another subsection of this Section 12.01, Subtenant fails to perform any of its obligations under this Sublease, and such failure continues for 10 days after Sublandlord delivers notice to Subtenant describing such failure.

(c)    Defaults under Base Lease. Following Subtenant’s receipt of notice of default under the Base Lease claimed by Owner, then to the extent that such default was caused by Subtenant, Subtenant fails to remedy such default 5 days before the expiration of the grace period (if specified) to which Sublandlord is entitled under the Base Lease.

Section 12.02 Sublandlord’s Remedies. If an Event of Default occurs, Sublandlord may pursue (a) one or more of the rights and remedies available to the “Landlord” under the Base Lease following an event of default by Sublandlord thereunder and (b) any other remedy available under Applicable Law. Furthermore, if an Event of Default occurs, Sublandlord may make, pay, or otherwise remedy such default for the account of Subtenant, and thereupon Subtenant will and will pay to Sublandlord, immediately upon demand, the amount paid by Sublandlord and all costs incurred by Sublandlord in taking such remedial action, together with interest at the Default Rate.

Section 12.03 Sublandlord’s Additional Remedies. Without limiting the foregoing, if an Event of Default occurs, Sublandlord may pursue one or more of the following remedies, without delivering notice to Subtenant except as expressly provided below, and with or without judicial process:

(a)     Perform Subtenant’s Obligations. Sublandlord may perform one or more of Subtenant’s obligations under this Sublease and may enter the Subleased Premises to do so (by picking locks, if necessary or convenient). Sublandlord will not be liable for any damages resulting to Subtenant from such action.

(b)  Terminate Possession. Sublandlord may terminate Subtenant’s right to possess the Subleased Premises by delivering a notice of termination of possession to Subtenant (“Termination of Possession”), without terminating this Sublease. Furthermore, as part of the notice of Termination of Possession, or by separate notice at any time after Termination of Possession, Sublandlord may accelerate Rent owing under this Sublease for the remainder of the Term. Following Termination of Possession, (i) Subtenant will have no further right to possess the Subleased Premises, (ii) Sublandlord may relet the Subleased Premises in Subtenant’s name (and Subtenant appoints Sublandlord as its agent for this purpose), but will not be liable to Subtenant for its failure to relet or to collect rent if the Subleased Premises is relet, (iii) such reletting will be on terms acceptable to Sublandlord in its sole discretion, and (iv) all rent and other benefits from a reletting will belong to Sublandlord.

SUBLEASE AGREEMENT, PAGE 11

(c)     Terminate Lease. Sublandlord may terminate this Sublease by delivering a notice of termination to Subtenant (a “Termination of Sublease”). Sublandlord may also terminate this Sublease at any time after a Termination of Possession.

(d)     Re-enter and Repossess Premises. Sublandlord may re-enter and repossess all or any part of the Subleased Premises, by picking or changing locks if necessary or convenient, locking Subtenant out, and removing Subtenant and any other Person from the Subleased Premises. Re-entry or repossession of the Subleased Premises by Sublandlord will not be construed as an election by Sublandlord to terminate this Sublease.

Section 12.04 Recovery by Sublandlord. If any Event of Default occurs, Subtenant will pay Sublandlord as follows, upon demand by Sublandlord:

(a)     After an Event of Default. Subtenant will pay to Sublandlord (i) accrued and unpaid Rent to the date of demand, plus interest at the Default Rate from the date accrued until the date received by Sublandlord, (ii) unamortized tenant finish amounts (if applicable) and commissions paid by Sublandlord in connection with this Sublease, amortized in level payments over the initial Term, and (iii) all other expenses incurred by Sublandlord in connection with or arising out of an Event of Default or Sublandlord’s exercise of its remedies under this Sublease, plus interest on each such amount at the Default Rate from the date incurred by Sublandlord until the date received by Sublandlord.

(b)     Following Termination of Possession, But Before Acceleration of Rent. Furthermore, following Termination of Possession, if Sublandlord has not accelerated Rent, Subtenant will pay Rent to Sublandlord each month as it accrues. If Sublandlord relets the Subleased Premises, Subtenant will receive a credit each month in the amount of the rent that the new tenant pays to Sublandlord, to be applied first to amounts owing under subsection (a) until Sublandlord has recovered all amounts owed under subsection (a), then to Rent accruing under this Sublease.

(c)     Following Termination of Possession and Acceleration of Rent. Furthermore, following Termination of Possession and acceleration of Rent by Sublandlord, Subtenant will pay to Sublandlord the present value, discounted at the Discount Rate, of the difference between (i) the aggregate Base Rent and Additional Rent for the balance of the Term and

(ii) the Fair Market Value Amount.

(d)     Following Termination of Lease. Furthermore, following a Termination of Sublease, Subtenant will pay to Sublandlord the present value, discounted at the Discount Rate, of the difference between (i) an amount equal to the aggregate Base Rent and Additional Rent that would have accrued under this Sublease for the balance of the Term but for the Termination of Sublease and (ii) the Fair Market Value Amount.

(e)     Definitions. “Discount Rate” means 8% per annum. “Fair Market Value Amount” means the Rent that, in Sublandlord’s estimation, with reasonable efforts could be collected by Sublandlord by reletting the Subleased Premises for the balance of the Term (but if at the time of calculation, Sublandlord has relet the Subleased Premises, then Sublandlord will use in its calculations the actual Rent that it is entitled to receive rather than estimated amounts).

SUBLEASE AGREEMENT, PAGE 12

Section 12.05 Continuing Obligations. If Sublandlord repossesses or relets the Subleased Premises (or any part of the Subleased Premises) or re-enters the Subleased Premises (or any part of the Subleased Premises), Subtenant’s obligations under this Sublease will survive and Subtenant will continue to pay Rent.

Section 12.06 Cumulative Remedies. If an Event of Default occurs, Sublandlord may pursue all remedies available to it under Applicable Law or in equity, including injunctive relief against Subtenant or a decree compelling performance of this Sublease by Subtenant (each an “available remedy”). No available remedy is exclusive of any other available remedy. Each available remedy will be cumulative and in addition to any other available remedy.

Section 12.07 Holding Over. On the day that this Sublease terminates Subtenant will surrender the Subleased Premises to Sublandlord in a condition that is at least as good as the condition of the Subleased Premises on the Rent Commencement Date, ordinary wear and tear excepted, and deliver all keys to the Subleased Premises to Sublandlord. After this Sublease terminates, Sublandlord may enter and repossess the Subleased Premises by picking or changing locks, locking Subtenant out, and removing Subtenant and any other Person from the Subleased Premises, with or without judicial process. If Subtenant continues to occupy the Subleased Premises after this Sublease terminates, Subtenant will be a tenancy at sufferance, but Subtenant will pay a monthly rent equal to 200% of the Base Rent and Additional Rent payable during the last full calendar month before this Sublease is terminated, and all covenants, terms, and conditions in this Sublease will continue to apply to Subtenant. Neither Subtenant’s holding over (whether with or without Sublandlord’s consent) nor Sublandlord’s acceptance of payments after this Sublease terminates will reinstate or extend the term of this Sublease. Subtenant shall pay Sublandlord for all damages, consequential and direct, sustained by Sublandlord by reason of Subtenant’s retention of possession of the Sublease Premises.

Article XIII. Other Obligations

Section 13.01 Representations, Warranties, and Covenants of Subtenant. Subtenant represents to Sublandlord that (a) Subtenant is solvent, (b) no bankruptcy or insolvency proceedings are pending or contemplated by or against Subtenant, (c) there are no judicial or administrative actions, suits, or proceedings pending or threatened against or affecting Subtenant, (d) all information furnished by Subtenant to Sublandlord is true and correct, (e) the execution and delivery of this Sublease by Subtenant does not contravene, result in a breach of, or constitute a default under any agreement to which Subtenant is a party or by which Subtenant is bound, (f) other than Southern Asset Service Corporation, Subtenant has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease and it knows of no real estate brokers or agents who might be entitled to any commission in connection with this Sublease, and (g) Subtenant is not acting, directly or indirectly, for or on behalf of any Person or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, nation, or transaction pursuant to any Applicable Law that is enforced or administered by the Office of Foreign Assets Control, and Subtenant is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such Person or nation.

SUBLEASE AGREEMENT, PAGE 13

Section 13.02 Signage. To the extent allowed under the Base Lease, Sublandlord will diligently work with Owner to provide Subtenant with standard signage, at Subtenant’s sole cost and expense, on the building directory and to install on or adjacent to entrances to the Subleased Premises Subtenant’s name and numerals designating the appropriate suite numbers in Building standard graphics.

Section 13.03 Intentionally Deleted.

Article XIV. Expansion Option

Section 14.01 General: Sublandlord and Subtenant acknowledge and agree that 210 rentable square feet of the Base Lease Premises are [vacant of occupants] [available for sublease], as outlined on the plan(s) attached hereto as Exhibit “B-3” (the “Expansion Premises”). At any time following the Effective Date, provided that Subtenant is not then in default under this Sublease, Subtenant will have the exclusive right to elect by written notice to Sublandlord to expand the Subleased Premises into the Expansion Premises. In the event Subtenant exercises the expansion right, the term with respect to such Expansion Premises shall be coterminous with the then current remaining Term with respect to the Subleased Premises. Sublandlord will grant possession of the Expansion Premises 30 days after Sublandlord’s receipt of such notice in the same condition that Sublandlord is required to tender the Subleased Premises pursuant to Section 3.02 above. If Subtenant elects to lease and expand its tenancy then Sublandlord and Subtenant, within 5 days after Subtenant delivers to Sublandlord notice of the election to expand, shall execute an amendment to this Sublease which shall, effective upon no more than the 25 days after Sublandlord’s receipt of Subtenant’s signed amendment, (i) add the Expansion Premises to the Subleased Premises under this Sublease; (ii) increase the annual Base Rent by applying the same unit cost per square foot applicable to the Subleased Premises before Subtenant’s election to the Expansion Premises; and adjust calculations for Additional Rent. The effective date of Subtenant’s leasehold obligations for the Expansion Premises shall be 25 days after Sublandlord receives notice of Subtenant's amendment to lease said Expansion Premises; provided, however in the event Subtenant actually occupies the Expansion Premises prior to such date and begins conducting its business therein, the effective date shall be the earlier date upon which such space is occupied. Sublandlord may use the Expansion Premises for any purposes, [but Sublandlord shall not market or otherwise make available the Expansion Premises to anyone other than itself or Subtenant during the Term or any renewal.]

Section 14.02 Condition of Premises. Subtenant shall accept any Expansion Premises into which it elects to expand in the condition and as further provided in Section 3.02of this Sublease as of the date of any election to lease such space hereunder.

Section 14.03 Conditions Precedent. Subtenant's right of expansion is expressly subject to the following conditions precedent: (i) this Sublease is in full force and effect; (ii) no material adverse change in Subtenant’s financial condition has occurred, and (iii) no Event of Default shall exist under this Sublease, either at the time of giving written notice of Subtenant's election to Sublandlord or at the time possession of any such space is delivered to Subtenant.

Section 14.04 Sublandlord Use of Expansion Premises. Sublandlord may possess and use the Expansion Premises throughout the Term of this Sublease without charge for any and all lawful purposes until Subtenant takes possession of the Expansion Premises in accordance with the terms of this Article XIV.

SUBLEASE AGREEMENT, PAGE 14

SUBLANDLORD:

STANCIL & CO., a Texas corporation

By:	/s/ Jeffrey G. Nichols
Name:	Jeffrey G. Nichols
Title:	Vice-President

SUBTENANT:

ORBITAL POWER, Inc., a Texas corporation

By:	/s/ Daniel N. Ford
Name:	Daniel N. Ford
Title:	Chief Financial Officer

CONSENT OF OWNER

Canal Centre Investors, LLC, a Texas limited liability company, hereby consents to this Sublease and the matters set forth hereon, and confirms that it has been reimbursed by Sublandlord for any applicable expenses incurred in connection with this Sublease as contemplated by Section 10 of the Base Lease.

Canal Centre Investors, LLC, a Texas limited liability company

By:	/s/ Tom Foley
Name:	Tom Foley
Title:	Manager

SIGNATURE PAGE TO SUBLEASE AGREEMENT

ANNEX I TO SUBLEASE AGREEMENT

COMMON PROVISIONS

The following terms apply to and govern the construction of the Operative Documents, except to the extent that an Operative Document expressly provides to the contrary.

1.     Rules of Construction. In this Sublease and each other Operative Document, (a) a capitalized term that is not defined in an Operative Document or in this Annex, but is defined in another Operative Document, will have the meaning ascribed to it in the other Operative Document, (b) headings of articles, sections, paragraphs, and other subdivisions of an Operative Document (each a “subdivision”) are for convenience only and do not modify the meaning of the text following a heading, (c) each Exhibit, Schedule, Attachment, Annex, and other attachment to an Operative Document (each an “attachment”) is incorporated into the Operative Document to which it is attached, (d) unless reference is made to another document, a reference to a subdivision or attachment refers to such subdivision of or attachment to the Operative Document containing the reference, (e) a capitalized term that refers to another document or an Applicable Law refers to such document or Applicable Law as renewed, extended, supplemented, amended, or modified at any time, (f) a word indicating a particular gender includes all genders and a word indicating the singular include the plural and vice versa, unless the context otherwise requires, (g) the rule of ejusdem generis will not be applied to limit the generality of any term when followed by specific examples, and the words “include”, “including”, and similar terms will be construed as if followed by “without limitation to”, (h) consent of or notice to any Person means prior written consent and prior written notice, respectively, (i) “year” means a calendar year, unless otherwise specified, and (j) “party” means a party to such Operative Document.

2.     No Implied Waiver. A party’s failure to require the strict performance of any term, covenant, or condition (each such term, covenant, and condition being a “provision”) or to exercise an option, right, power, or remedy will not be deemed to be a waiver or a relinquishment any such provision, option, right, power, or remedy. A party’s waiver of a provision will not be enforceable or binding on such party unless it is in writing. If a party waives its rights of redress following an act or omission that constitutes a breach of an Operative Document, such party may elect not to waive its rights of redress following a subsequent identical or similar act or omission. A party’s receipt and acceptance of a payment by another party at a time that the paying party is in default under an Operative Document will not be deemed to be a waiver of such breach by the party accepting payment, even if the party accepting payment knows of such default. No endorsement or statement on a check or letter accompanying a payment will result in an accord and satisfaction, and any party may accept such payment without prejudice to that party’s right to recover the balance owing or pursue other remedies.

3.     Notice. A Communication will be effective if (a) it is in writing and (b) the intended recipient actually receives it or is deemed to have received it in accordance with this paragraph. A Communication will be deemed received (x) if sent by local or overnight courier to the Recipient’s Address, upon delivery or first attempted delivery, (y) if sent by registered or certified first class mail, return receipt requested, 3 Business Days after deposit in the mail, and (z) if sent by fax, upon receipt by the sending party of a confirmation from the recipient’s fax machine (or receiving device) that the Communication has been received (but if the time of such receipt is after 5:00 p.m., local time at the place of receipt, then the Communication will be deemed received on the next Business Day). If, however, a provision in an Operative Document specifies different methods and requirements regarding a particular Communication, such provision will control with regard to the specified Communication. “Communication” means a notice, demand, request, approval, consent, or other communication made from or to a party as required by, permitted by, or contemplated in an Operative Document. “Recipient’s Address” means the recipient’s address identified in an Operative Document as the recipient’s notice address (or as its address, if a separate notice address is not specified), or a new address identified in a Communication from the recipient to the sending party at least 10 days before the date of the sending party’s Communication.

ANNEX I TO SUBLEASE AGREEMENT, PAGE 1

4.     Attorneys’ Fees and Legal Costs. If a party institutes an action or proceeding in court to enforce any term, covenant, or condition of an Operative Document or for any other judicial remedy, the losing party will pay Attorney’s Fees to the prevailing party.

5.     Counterparts. To facilitate execution, an Operative Document may be executed in multiple identical counterparts. The signature of each party, or the signature of all persons required to bind a party, need not appear on each counterpart.

6.     Severability. The invalidity or unenforceability of one or more covenants, terms, or conditions in an Operative Document will not affect the remainder of such Operative Document.

7.     Successors and Assigns. The Operative Documents will be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

8.     Governing Law. The laws of the State of Texas will govern the Operative Documents. The parties consent to the non-exclusive jurisdiction of any federal or state court of the State of Texas.

9.     Time of the Essence. Time is of the essence as to all obligations created by and all notices required by the Operative Documents.

10.     Final Agreement; Modification. Each Operative Document is the final, complete, and exclusive agreement of the parties to such Operative Document regarding the subject matter of such Operative Document. Each Operative Document supersedes all prior and contemporaneous agreements, representations, and understandings regarding the subject matter of such Operative Document. No modification of an Operative Document will be binding on the parties to it unless contained in a writing signed by the parties.

DEFINITIONS

The following terms will have the meanings indicated:

1.     “Applicable Law” means all laws, ordinances, building codes, rules, and regulations, present or future, of all Governmental Authorities.

2.     “Attorneys’ Fees” means the costs and fees of counsel to the parties incurring the same, excluding costs of in-house counsel (whether or not accounted for as general overhead or administrative costs), but including (a) printing, duplicating, air freight charges, and other costs, (b) fees billed for law clerks, paralegals, librarians, and others not admitted to the bar but performing services under the supervision of an attorney, and (c) costs and fees incurred with respect to appeals, arbitrations, and bankruptcy proceedings, whether or not any manner of proceeding is brought with respect to the matter for which such fees and costs were incurred.

ANNEX I TO SUBLEASE AGREEMENT, PAGE 2

3.     “Business Days” means Monday through Friday of each week, other than national holidays.

4.     “Claim or Loss” means any and all losses, liabilities, damages (whether general, direct, incidental, consequential, special, punitive, or otherwise denominated), demands, claims, administrative or legal proceedings, judgments, causes of action, assessments, fines, penalties, costs of settlement, and other costs (including Attorneys' Fees and the fees of outside accountants and environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.

5.     “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

6.     “Default Rate” means the lesser of 18% per annum and the maximum interest rate permitted by Applicable Law.

7.     “Governmental Authority” means (1) the United States, a state, a county, a municipality, or any other political subdivision, (2) an official, instrumentality, or court of the United States or any such political subdivision, or (3) any other person or entity authorized by the United States or any such political subdivision to perform executive, legislative, or judicial functions.

8.     “Indemnify” means to compensate and reimburse a Person for a Claim or Loss incurred; to provide and pay for the legal defense of such Person against a Claim or Loss in litigation, arbitration, mediation, or other proceeding with counsel reasonably acceptable to such Person; and to pay all costs associated with the preparation or prosecution of such defense.

9.     “Operative Documents” means the document to which this Annex I is attached; all existing and future renewals, extensions, amendments, modifications, and supplements to and restatements of such agreement; all exhibits and attachments to any such agreements, including without limitation, the Base Lease; and all notices and approval requests in connection with any of the foregoing.

10.     “Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated organization, an association, a joint stock company, a joint venture, a trust, an estate, a Governmental Authority, or other entity, whether acting in an individual, fiduciary, or other capacity.

11.     “Sublandlord Party” means each of Sublandlord and its owners, officers, directors, managers, members, partners, employees, and agents.

12.     “Subtenant Party” means each of Subtenant and its owners, officers, directors, managers, members, partners, employees, agents, invitees, and visitors.

ANNEX I TO SUBLEASE AGREEMENT, PAGE 3

EXHIBIT A

BASE LEASE

[see attached]

EXHIBIT A TO SUBLEASE AGREEMENT

EXHIBIT B-1

BASE LEASE PREMISES

EXHIBIT B-1 TO SUBLEASE AGREEMENT

EXHIBIT B-2

SUBLEASED PREMISES

EXHIBIT B-2 TO SUBLEASE AGREEMENT

EXHIBIT B-3

EXPANSION PREMISES

EXHIBIT B-3 TO SUBLEASE AGREEMENT

EXHIBIT C

SUBLANDLORD’S EQUIPMENT

[see attached]

EXHIBIT C TO SUBLEASE AGREEMENT